Exhibit No. 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement on Form S-3/A of Avenue Entertainment Group, of our report dated April 12, 2000, relating to the consolidated balance sheet of Avenue Entertainment Group as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998 which report appears in the Annual Report on Form 10-KSB of Avenue Entertainment Group and to the reference to our firm under the heading "Experts" in the registration statement.


Our opinion contains an explanatory paragraph that states that the Company has suffered net losses from operations, has a working capital deficiency and has incurred accumulated losses through December 31, 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

New York, New York
February 9, 2001